EXHIBIT 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated September 17, 2010 (including amendments thereto) with respect to shares of common stock of Clean Energy Fuels Corp., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: September 17, 2010

BRADLEY N. MILLER

/S/ Bradley N. Miller
Bradley N. Miller

B&M MILLER EQUITY HOLDINGS INC.

/S/ Bradley N. Miller
By: Bradley N. Miller
Title: President